Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece

NEWS RELEASE

QUINTANA MARITIME LIMITED REPORTS FIRST QUARTER 2007

RESULTS AND DECLARES DIVIDEND OF $0.24 PER SHARE

ATHENS, GREECE – May 7, 2007 – Quintana Maritime Limited (NASDAQ: QMAR), a leading international provider of dry bulk transportation services, announced today its operating and financial results for the three months ended March 31, 2007.

Year to Date 2007 Highlights:

•	Increased our presence in the Capesize sector by agreeing to acquire interests in 8 Capesize newbuilding vessels, which will increase the size of our fleet to 37 vessels upon delivery of all vessels
•	Leveraged our relationship with our sponsors by entering into joint ventures for construction of Capesize vessels
•	Increased our cargo-carrying capacity by 55% to 4.1 million dwt (deadweight tons), including newbuilding capacity
•	Set 2009 rates under charter with Bunge, fixing 74% of our estimated net operating days in 2009, which corresponds to approximately $186 million of expected net revenues
•	Increased net revenues by approximately 121% over first quarter of 2006
•

Added unique 5-year charters with EDFT, a wholly owned subsidiary of EDF, one of the largest utilities in Europe, with a charter structure that allows us to take advantage of market upside while providing downside protection

First Quarter 2007 Results:

For the first quarter of 2007, Quintana reported net income of $12.5 million, or $0.23 per diluted share. This includes a non-cash unrealized swap loss of $2.2 million on the previously disclosed interest-rate swap. Before this loss, net income was $14.7 million, or $0.27 per diluted share, an increase of approximately 17% over $0.23 per diluted share in the first quarter last year. Net revenues for the first quarter were $47.8 million, an increase of approximately 121% over $21.6 million of net revenues in the first quarter of 2006. Adjusted EBITDA for the first quarter of 2007 was $38.6 million, an increase of $23.4 million, or almost 154%, over Adjusted EBITDA of $15.2 million in the first quarter of 2006. During the first quarter of 2007, Quintana operated an average of 24.5 vessels, earning an average time charter equivalent (TCE) rate of $23,053 per ship per day. During the corresponding period in 2006, the Company operated an average of 10.0 vessels, earning an average TCE rate of $23,935 per day.

Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime commented, “Our first quarter 2007 results are underpinned by the strong growth of our fleet. Our fleet grew to 27 vessels at quarter end from 10 vessels a year ago. We are very pleased to see that the growth strategy we embarked on a year ago is starting to pay off for our shareholders. We believe our Company will continue to strongly benefit from our secured growth through 2007 and beyond.”

Completion of Metrobulk Fleet Acquisition and Late Delivery Payments:

The Company has successfully completed the acquisition of the Metrobulk fleet. It has taken delivery of all 17 vessels it contracted to acquire in early May last year at the price of $735 million. The last vessel was delivered to the Company on April 3, 2007.

Mr. Molaris commented, “The Metrobulk fleet acquisition has indeed proven to be a transformational acquisition in every respect. We agreed to purchase these 17 vessels during a period that the Baltic Panamax Index was almost 60% lower than it is today, and we believe that the acquisition has given the Company a leadership position in the Panamax sector.”

During the quarter, Quintana collected approximately $1.7 million from the sellers of the Metrobulk fleet. These collections represented charter-hire earned by Quintana in accordance with the signed purchase agreements with the sellers. However, as the vessels had not been delivered to Quintana on the contractual delivery dates, those collections were not recorded to the income statement but were instead applied against the vessels’ cost. The Company has collected an aggregate of $3.1 million in payments from the sellers of the Metrobulk fleet, reducing the aggregate purchase price of the Metrobulk fleet to approximately $732 million.

Capesize Expansion through Joint Ventures with Company’s Major Sponsors:

Our stated strategy has been to rapidly grow the Company and to provide consistent dividends to our shareholders. In late 2006, we began to pursue the acquisition of Capesize vessels as a result of steadily rising Asian demand for those vessels. As our revenues began to reflect the full effect of the chartering to Bunge of the 17 vessels we purchased from Metrobulk, we were able to take advantage of the rising Capesize market, purchasing Iron Miner in late 2006, Lowlands Beilun in early 2007, and agreeing to purchase a newbuilding Capesize of 180,000 dwt from Imabari for delivery in 2008. We decided to purchase these vessels through wholly owned subsidiaries because the gap between purchase and delivery was comparatively short, thereby minimizing the dilutive effect of the acquisitions. Since we agreed to purchase these vessels, asset values in the Capesize sector have continued to rise. The 2008 delivery is wholly owned by the Company and is fixed on a five-year charter with Transfield at $39,000 net per day upon delivery. Before financing, the Company is expected to invest $18.3 million on this vessel during 2007 and the remaining $74.7 million during the second half of 2008. The Company intends to finance the construction costs with existing cash, borrowings under its existing credit facility and cash flow from future operations.

In order to take advantage of the rising demand for Capesize vessels, we have embarked on a newbuilding program to purchase seven additional Capesize vessels of 180,000 dwt for delivery in 2010. Because these acquisitions would be dilutive to earnings, we have entered into joint ventures with our sponsors to minimize this dilutive effect but still allowing us to rapidly grow the Company. The remaining 7 newbuildings will be purchased by joint ventures formed or to be formed in the second quarter. One of the 7 joint ventures is owned 42.8% by the Company and by 57.2% by Robertson Maritime Investors LLC (“RMI”), an affiliate of Corbin Robertson Jr. and AMCI Cape Holdings LLC (“AMCIC”), an affiliate of Hans Mende. Mr. Robertson is the Chairman of our Board of Directors and of the Compensation, Nominating & Governance

Committee (the “CNG Committee”) of the Board, and Mr. Mende is a member of the Board of Directors. Members of Mr. Robertson’s family, including Corbin J. Robertson III, who is a member of our Board, may participate in the joint venture through Mr. Robertson. In addition, First Reserve Corporation is an investor in AMCI Capital, LLC, which owns AMCIC directly. Joseph R. Edwards, who is a member of our Board and a member of the CNG Committee, is a director of First Reserve Corporation. Messrs. Robertson, Mende, and Molaris will serve on the joint venture’s board of directors. Under the agreement governing this joint venture, the Company is not obligated for any pre-delivery payments. Instead, the Company will fund the delivery installment due to the seller in 2010.

The remaining 6 joint ventures are owned 50% by the Company and 50% by AMCIC. Under the agreements governing these joint ventures, the Company and its joint venture partners are responsible pro rata for all payments due to the shipyard. The joint ventures have already secured 5 out of the 7 newbuildings on five-year charters from delivery at an average net daily floor rate of approximately $27,000 with a 50% profit sharing above the floor rate with EDF Trading, a wholly owned subsidiary of EDF, one of the largest power-generation utilities in Europe. The profit sharing will be based on the monthly AV4 time-charter BCI (Baltic Capesize Index), as published by the Baltic Exchange. Before financing, the Company is expected to invest approximately $ 48.4 million in 2007, $4.7 million in 2008, $49.5 million in 2009 and $177.4 million at delivery during 2010. Messrs. Mende and Molaris will serve on the joint ventures’ respective boards of directors. The Company intends to finance its investment in these joint ventures with existing cash and cash flow from future operations. The joint ventures will finance the construction through capital contributions from the joint venture partners and debt.

The Company’s Conflicts Committee, which is made up of three of the Company’s independent non-executive directors, has approved one of the joint venture transactions and is required to approve the remaining six joint venture transactions.

Mr. Molaris commented, “We are very pleased to have positioned the Company for further growth in the Capesize sector. It was our stated strategic objective to direct the Company’s growth into the fast-growing Capesize sector. The current high asset prices encouraged us to pursue this expansion through the newbuilding market to avoid paying significant premiums for promptly delivered Capes. I am also very pleased to have entered into partnerships with our two strategic sponsors, which we believe further cement their long-term commitment to the sector through their direct investment in the vessels under construction. We believe our Company’s shareholders will benefit from our further expansion into the Capesize sector, which is currently enjoying high demand, with high-quality assets secured at attractive prices.” He further commented “We also welcome the growing relationship with EDF, one of Europe’s major end users of commodities. We expect our charters with EDF to generate in excess of $240 million over the life of the charters, without including any profit sharing. Developing long-term relationships with major end users and producers of commodities is a key part of our strategy and its success is fully manifested in the quality of our customer base. We are looking forward to developing our relationship with this particular investment grade customer. We believe that the particular structure of these time charter contracts insulates our shareholders’ exposure to downside market risk, but provides significant cash flow upside potential in the Capesize sector.”

Pricing of Bunge Charters through end of 2009:

As of April 3, 2007, the Company had taken delivery of all the Metrobulk vessels. All 17 vessels that the Company had agreed to acquire in May 2006 are on long-term time charter to Bunge S.A., a wholly owned subsidiary of Bunge Limited (NYSE:BG), an integrated global agribusiness. 16 of the 17 vessels are fixed until the end of 2010 under an agreement that provides for variable charter hire, negotiated annually between predetermined floor and ceiling rates, and a Panamax, Grain Harvester, is on time charter with Bunge through July 2009 at $20,000 per day.

Quintana Maritime has already priced all 16 vessels under the master time charter for 2008 and all 17 vessels for 2009. The Company has priced the 14 Kamsarmaxes and 2 Panamaxes at an average daily rate of $24,500 for 2008, which is almost 10% higher than the average daily rate of $22,284 achieved for 2007. In addition, the Company has also priced all seventeen vessels for 2009 at an average daily rate of approximately $21,800 (including Grain Harvester upon the expiration of its current charter), which represents the ceiling rate under the master charter agreement with Bunge.

Time Charter Coverage:

Stamatis Molaris, President and CEO stated “With the pricing of our entire Metrobulk fleet more than two years in advance, we believe our shareholders will enjoy high cash-flow visibility through the end of 2009. We believe that we have positioned our Company as one of the most visible cash flow providers in the dry bulk industry at profitable rates that we expect to enhance long-term shareholder value.”

Mr. Molaris continued, “Our strategy is to predominantly employ our vessels under long period time charters, which enable us to generate stable and predictable cash flows. In this context, we are pleased to have secured almost 96% of our fleet capacity on time charters for 2007, almost 81% for 2008 and almost 74% for 2009, corresponding to expected net revenues of $215 million, $209 million and $186 million, respectively. We continue to believe that the current size of the fleet together with our significant charter coverage allows us to optimize our chartering practices in the future by entering into time charter structures, such as the one agreed with EDF Trading, that allow us to share part of the upside with our customers and by trading some vessels in the spot market if we determine that market conditions are appropriate. We believe this strategy will allow us to further generate additional upside potential during a buoyant market without risking significant revenues in case of a market downturn.”

Dividend:

The Board of Directors of Quintana has declared a dividend of $0.24 per share, payable on May 31, 2007 to all shareholders of record as of May 18, 2007. Inclusive of this dividend, Quintana has declared aggregate dividends of $1.57 per share since August 2005. The dividend payment of $0.24 per share is consistent with the guidance provided by the Board of Directors of a minimum annualized payment of $0.96 per share for 2007.

Paul J. Cornell, Chief Financial Officer of Quintana Maritime, commented, “We are pleased to have declared our eighth consecutive quarterly dividend. This demonstrates a consistent track record of dividend payments, while we continue to grow the company’s fleet.”

Warrants:

Through the end of the first quarter of 2007, a total of 5,678,995 warrants of the 8,182,232 originally issued had been exercised, and the Company had collected net proceeds of approximately $43.2 million from the exercise. As of March 31, 2007, 2,503,237 warrants remained outstanding. If the remaining warrants were exercised, the Company would expect to receive gross proceeds of approximately $20 million.

Management of Interest-Rate Risk:

Our revolving credit facility bears interest at a floating rate. Because we determined that fixing an interest rate would be beneficial to the Company and its shareholders, the Company entered into an interest rate swap agreement with Fortis Bank S.A., effective from July 1, 2006 through December 31, 2010, which effectively fixes interest at 5.985%, inclusive of spread, for a loan amount of $725 million under our revolving credit facility.

Because the swap does not qualify for hedge accounting, the Company marks to market the fair value of the hedge at the end of every reporting period, which may result in significant fluctuations from period to period. The non-cash liability of $12.1 million at March 31, 2007, after a non-cash loss of $2.2 million was recorded during the first quarter of 2007, reflects the fair value of the hedge at the end of the period. This charge was primarily due to the fact that the variable-rate interest portion of the swap is tied to forward LIBOR rates, which were comparatively lower in the second half of 2006 and early 2007.

Annual Meeting:

At Quintana’s 2007 Annual Meeting of Stockholders, which was held in Athens on May 4, 2007, Quintana’s stockholders re-elected all eight current directors to the Board and ratified the selection of Deloitte.Hadjipavlou, Sofianos & Cambanis, S.A. as the Company’s independent auditors for 2007.

Conference Call details:

At 10 am EDT today, May 7, management will host a conference call discussing the quarterly results.

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111 (from the US), 0800 953 0329 (from the UK) or +44 (0)1452 542 301 (from outside the US). Please quote “Quintana.”

In case of any problems with the above numbers, please dial 1 866 869 2352 (from the US), 0800 694 1449 (from the UK) or +44 (0)1452 560 304 (from outside the US). Quote “Quintana.”

A telephonic replay of the conference call will be available until May 14, 2007 by dialing 1 866 247 4222 (from the US), 0800 953 1533 (from the UK) or +44 (0)1452 550 000 (from outside the US). Access Code: 1859591#

Slides and audio webcast:

There will also be a live, and then archived, webcast of the conference call, available through Quintana Maritime’s website (www.quintanamaritime.com). Participants for the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.

-financials follow-

QUINTANA MARITIME LIMITED

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. Dollars except share data)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,286	$21,335
Inventories	2,366	1,649
Due from charterers, net	1,564	1,159
Other receivables	1,457	1,196
Prepaid expenses and other current assets	1,596	986

Total current assets	32,269	26,325
Property and equipment:
Vessels, net of accumulated depreciation of $52,904 and $40,899	1,195,197	987,623
Advances for acquisition of vessels	47,210	26,310
Other fixed assets, net of accumulated depreciation of $325 and $265	397	429

Total property and equipment	1,242,804	1,014,362
Deferred charges:
Financing costs, net of accumulated amortization of $444 and $2,169	4,951	4,588
Time charter premium, net of accumulated amortization of $3,079 and $2,551	6,421	6,949
Dry-docking costs, net of accumulated amortization of $1,336 and $970	5,069	5,216

Total assets	$1,291,514	$1,057,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,632	$5,369
Sundry liabilities and accruals	3,803	2,776
Deferred income	13,239	2,777
Current portion of long-term debt	47,000	47,000

Total current liabilities	68,674	57,922
Long-term debt, net of current portion	752,300	564,960
Unrealized interest-rate swap loss	12,051	9,840

Total liabilities	$833,025	$632,722

Shareholders’ equity
Common stock at $0.01 par value—100,000,000 shares authorized, 54,785,770 and 50,026,533 shares outstanding	549	501
Additional paid-in capital	478,824	442,776
Common stock to be issued for warrants exercised	—	1,438
Accumulated deficit	(20,884)	(19,997)

Total shareholders’ equity	458,489	424,718

Total liabilities and shareholders’ equity	$1,291,514	$1,057,440

The accompanying notes are an integral part of these consolidated financial statements.

QUINTANA MARITIME LIMITED

CONSOLIDATED INCOME STATEMENTS

(All amounts expressed in thousands of U.S. Dollars except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Revenues:
Time charter revenue	$50,130	$20,911
Voyage revenue	—	1,633
Commissions	(2,373)	(966)

Net revenue	$47,757	$21,578

Expenses:
Vessel operating expenses	7,465	3,771
Voyage expenses	—	1,508
General and administrative expenses (including restricted stock compensation of $1,057 and $435)	3,562	2,037
Depreciation and amortization	12,432	6,056

Total expenses	23,459	13,372

Operating income	$24,298	$8,206

Other (expenses) / income:
Interest expense	$(10,346)	$(2,771)
Interest income	745	39
Finance costs	(234)	(63)
Unrealized interest-rate swap loss	(2,211)	—
Foreign exchange gains/(losses) and other, net	241	(43)

Total other expenses	$(11,805)	$(2,838)

Net income	$12,493	$5,368

Earnings per common share:
Basic	$0.24	$0.23

Diluted	$0.23	$0.23

Weighted average shares outstanding:
Basic	52,794,611	23,387,742

Diluted	54,943,309	23,846,742

The accompanying notes are an integral part of these consolidated financial statements.

QUINTANA MARITIME LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts expressed in thousands of U.S. Dollars)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Cash flows from operating activities:
Net income	$12,493	$5,368
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	12,432	6,056
Amortization of deferred finance costs	234	63
Amortization of time charter fair value	528	528
Restricted stock compensation	1,057	435
Unrealized interest-rate swap loss	2,211	—
Changes in assets and liabilities:
Increase in inventories	(717)	(796)
(Increase) / decrease in due from charterers, net	(405)	771
Increase in other receivables	(261)	(171)
Increase in prepaid expenses and other current assets	(610)	(23)
(Decrease) / increase in accounts payable	(737)	503
Increase / (decrease) in sundry liabilities and accruals	1,027	(167)
Increase / (decrease) in deferred income	10,462	(213)
Dry-dock costs paid	(220)	—

Net cash from operating activities	$37,494	$12,354

Cash flows from investing activities:
Vessel acquisitions	(197,578)	—
Advances for vessel acquisitions	(42,900)	—
Purchases of other fixed assets	(29)	(59)

Net cash used in investing activities	$(240,507)	$(59)

Cash flows from financing activities:
Proceeds from long-term debt	187,340	—
Repayment of long-term debt	—	(8,000)
Payment of financing costs	(597)	—
Warrants exercised, net of issuance costs	33,601	—
Dividends paid	(13,380)	(5,008)

Net cash from (used in) financing activities	$206,964	$(13,008)

Net increase / (decrease) in cash and cash equivalents	3,951	(713)
Cash and cash equivalents at beginning of period	21,335	4,259

Cash and cash equivalents at end of the period	$25,286	$3,546

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$10,500	$3,184

The accompanying notes are an integral part of these consolidated financial statements.

Quintana Maritime Limited

Reconciliation of Net Income to Adjusted EBITDA

(All amounts expressed in thousands of U.S. Dollars)

	Three Months Ended March 31,
	2007	2006
Net Income	$12,493	5,368
Interest and finance costs, net	9,835	2,795
Depreciation and amortization	12,432	6,056
Unrealized interest-rate swap loss	2,211	—
Amortization of time charter fair value	528	528
Stock-based compensation	1,057	435

Adjusted EBITDA	$38,556	15,182

Quintana Maritime Limited

Reconciliation of Net Income to Adjusted Net Income

(All amounts expressed in thousands of U.S. Dollars)

	Three Months Ended March 31,
	2007	2006
Net Income	$12,493	5,368
Unrealized interest-rate swap loss	2,211	—

Adjusted Net Income	$14,704	5,368

Quintana Maritime Limited

Reconciliation of Earnings Per Share (Diluted) to Adjusted Earnings Per Share (Diluted)

(All amounts expressed in U.S. Dollars)

	Three Months Ended March 31,
	2007	2006
Earnings per share (diluted)	$0.23	$0.23
Unrealized interest-rate swap loss	0.04	—

Adjusted earnings per share (diluted)	$0.27	$0.23

Disclosure of Non-GAAP Financial Measures

Adjusted EBITDA represents net income plus interest and finance costs plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value and unrealized interest-rate swap loss, which are non-cash items. Adjusted EBITDA is included because it is used by certain investors to measure a company’s financial performance and by the Company as a financial target. Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Adjusted Net Income represents net income plus unrealized interest-rate swap loss, which is a non-cash item. Adjusted Earnings per Share (diluted) represents Adjusted Net Income divided by weighted average shares outstanding (diluted). These measures are “non-GAAP financial measures” and should not be considered substitutes for net income or earnings per share (diluted), respectively, as reported under GAAP. The Company has included an adjusted net income and adjusted earnings per share calculation in this period in order to allow comparability between the Company’s performance in the reported periods and its performance in prior periods.

ABOUT QUINTANA MARITIME LIMITED

Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 29 vessels, including 14 Kamsarmax bulkers, 11 Panamax size vessels and 4 Capesize vessels with a total carrying capacity of 2,644,043 dwt and an average age of 4.1 years on a dwt weighted average. In addition, Quintana has ordered 8 Capesize newbuilding vessels, one of which will be wholly owned and the remaining seven of which are partially owned through joint ventures. Once all acquisitions and newbuild orders are completed and assuming no vessel disposals, Quintana will have a fleet of 37 dry bulk vessels, including 12 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels, with a total capacity of 4,086,043 dwt. The deadweight average age of the whole fleet, including the Capesize vessels on order, currently is 1.6 years.

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Paul Lampoutis Capital Link, Inc, New York Tel. 212.661.7566 E-mail: plampoutis@capitallink.com

Appendix

The following key indicators highlight the Company’s financial and operating performance during the first quarters of 2007 and 2006:

	Three Months Ended March 31,2007				Three Months Ended March 31,2006
	PANAMAX		CAPESIZE	TOTAL	PANAMAX	CAPESIZE	TOTAL
Total Ownership days	2,009		198	2,207	720	180	900
Operating days under fixed rate time charter	1,913		197	2110	626	180	806
Operating days under variable rate time charter	87		—	87	90	—	90
Utilization	99.6,	%	99.7%	99.6%	99.4%	100%	99.5%
Time charter equivalent per ship per day – fixed rate tc	21,528		32,374	22,541	21,818	35,047	24,773
Time charter equivalent per ship per day – variable rate tc	35,456		—	35,456	16,432	—	16,432
Net daily revenue per ship per day	20,995		30,870	21,879	20,106	33,538	22,792
Vessel operating expenses per ship per day	(3,319)		(4,029)	(3,383)	(4,186)	(4,208)	(4,190)
Net Operating Cash Flow per ship per day before general and administrative expenses	17,676		26,840	18,496	15,920	29,330	18,602

(1)	M/V Iron Beauty was acquired with an existing time charter at an above the market rate. The company deducts the fair value of the time charter from the purchase price of the vessel and allocates it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. This results in a daily rate of approximately $ 30,600 as recognized revenue. For cash flow purposes the company will continue to receive $ 36,500 per day, less commissions.

Glossary of Terms

Average number of vessels This is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

Ownership days We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Operating days We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to planned dry docking repairs or any other, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization We calculate fleet utilization by dividing the number of our operating days during a period by the number of our Ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

TCE per ship per day We define TCE (time-charter equivalent) per ship per day rate as our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

Net daily revenue We define the daily TCE rate net of commissions but including idle time.

Vessel operating expenses per ship per day This include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We define as our total operating costs divided by the ownership days.

Fleet Table as of May 7, 2007

CURRENT FLEET	Type	DWT	Year Built	Age (in yrs)		TC Expiration Date (minimum period)
Lowlands Beilun(C)	Capesize	170,162	1999	8.0		March 2010
Iron Manolis(A)	Kamsarmax	82,300	2007	0.1		December 2010
Iron Brooke(A)	Kamsarmax	82,300	2007	0.1		December 2010
Iron Miner	Capesize	177,000	2007	0.2		January 2012
Iron Lindrew(A)	Kamsarmax	82,300	2007	0.2		December 2010
Iron Knight(A)	Panamax	76,429	2004	2.9		December 2010
Coal Hunter(A)	Kamsarmax	82,300	2006	0.4		December 2010
Pascha(A)	Kamsarmax	82,300	2006	0.4		December 2010
Coal Gypsy(A)	Kamsarmax	82,300	2006	0.4		December 2010
Iron Anne(A)	Kamsarmax	82,000	2006	0.6		December 2010
Iron Vassilis(A)	Kamsarmax	82,000	2006	0.8		December 2010
Iron Bill (A)	Kamsarmax	82,000	2006	0.9		December 2010
Santa Barbara(A)	Kamsarmax	82,266	2006	1.1		December 2010
Ore Hansa(A)	Kamsarmax	82,229	2006	1.1		December 2010
Iron Kalypso(A)	Kamsarmax	82,204	2006	1.3		December 2010
IRON FUZEYYA(A)	Kamsarmax	82,229	2006	1.3		December 2010
Iron Bradyn(A)	Kamsarmax	82,769	2005	2.2		December 2010
Grain Harvester(A)	Panamax	76,417	2004	2.7		July 2009
Grain Express(A)	Panamax	76,466	2004	3.1		December 2010
Kirmar( B)	Capesize	165,500	2001	5.6		March 2008
Iron Beauty( B)	Capesize	165,500	2001	5.8		April 2010
Coal Pride(E)	Panamax	72,600	1999	7.4		February 2009
Iron Man (C)	Panamax	72,861	1997	9.9		March 2010
Coal Age (C)	Panamax	72,861	1997	9.9		September 2007
Fearless 1(C)	Panamax	73,427	1997	10.0		March 2008
Barbara (D)	Panamax	73,390	1997	10.3		July 2007
Linda Leah (D)	Panamax	73,390	1997	10.3		February 2008
King Coal	Panamax	72,873	1997	10.4		March 2008
Coal Glory (C)	Panamax	73,670	1995	12.2		June 2008
Total Current Fleet	29 Vessels	2,644,043		4.1 years avg	(J)

FLEET TO BE DELIVERED	Type	DWT	Year Built	Age (in yrs)		Delivery Range
2008
Newbuilding 1(E)	Capesize	180,000	2008	*		November 2008
2010
Newbuilding 2(E) (H)	Capesize	180,000	2010	*		March 2010
Newbuilding 3(F) (I)	Capesize	181,000	2010	*		October 2010
Newbuilding 4(F) (I)	Capesize	181,000	2010	*		December 2010
Newbuilding 5(G) (I)	Capesize	180,000	2010	*		May 2010
Newbuilding 6(G) (I)	Capesize	180,000	2010	*		June 2010
Newbuilding 7(G) (I)	Capesize	180,000	2010	*		July 2010
Newbuilding 8(G)(I)	Capesize	180,000	2010	*		August 2010
Total Fleet to be Delivered	8 Vessels	1,442,000
TOTAL FLEET	37 Vessels	4,086,043		1.6 years avg	(J)

*	Under Construction

(A), (B), (C), (D), (E), (F) and (G) indicate sister ships. As of May 7, 2007 Quintana had five sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.

(H) Quintana holds a 42.8% interest in the joint venture that will own this vessel.

(I) Quintana will hold a 50% interest in the joint ventures that will own these vessels.

(J) On a dwt weighted average

-end-